                                              Filed pursuant to Rule 424(b)(3)
                                              Registration Number 333-63082



                                       THE INFORMATION IN THIS PRELIMINARY
PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

                 SUBJECT TO COMPLETION. DATED AUGUST 13, 2001.
    PROSPECTUS SUPPLEMENT NO.          TO THE PROSPECTUS DATED JUNE 25, 2001
               AND THE PROSPECTUS SUPPLEMENT DATED JUNE 25, 2001.

[GOLDMAN SACHS LOGO]

                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B

                           -------------------------

                               $
                          Index-Linked Notes due 2006
                           (Linked to the Nikkei 225)

                           -------------------------

Each note being offered has the terms described beginning on page S-8, including the following:

                                SUMMARY OF TERMS

ISSUER: The Goldman Sachs Group, Inc.

INDEX: the Nikkei 225, as published by Nihon Keizai Shimbun, Inc.

FACE AMOUNT: as specified in the note; $          in the aggregate for all the
offered notes

ORIGINAL ISSUE PRICE:  % of the face amount

TRADE DATE:   , 2001

ORIGINAL ISSUE DATE:   , 2001

STATED MATURITY DATE:   , 2006 unless extended for up to six business days

PRINCIPAL AMOUNT: on the stated maturity date Goldman Sachs will pay the holder of the note cash equal to the greater of (i) the outstanding face amount of the note multiplied by a fraction, the numerator of which is the final index level and the denominator of which is the reference index level, and (ii) 100% of the outstanding face amount of the note

REFERENCE INDEX LEVEL:

FINAL INDEX LEVEL: the closing level of the index on the determination date, subject to adjustment as provided below under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" on page S-9

NO INTEREST: the offered notes will not bear interest prior to the stated maturity date

NO LISTING: the offered notes will not be listed on any securities exchange, the Nasdaq National Market System or any electronic communications network

NET PROCEEDS TO GOLDMAN SACHS:   % of the face amount

CALCULATION AGENT: Goldman, Sachs & Co.

BUSINESS DAY: as described on page S-11

                           -------------------------

     See "Additional Risk Factors Specific to Your Note" beginning on page S-2 to read about investment risks relating to the offered notes.

                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.

                           -------------------------

                Prospectus Supplement dated             , 2001.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

     An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus, dated June 25, 2001. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks -- i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

                   YOUR NOTE DOES NOT BEAR PERIODIC INTEREST

      You will not receive any periodic interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the over-all return you earn on your note may be less than you would have earned by investing in a non-index debt security that bears interest at a prevailing market rate. Moreover, under applicable United States tax law as described under "Supplemental Discussion of Federal Income Tax Consequences" below, you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.

                   YOUR RETURN ON YOUR NOTE WILL NOT REFLECT
                     ANY DIVIDENDS PAID ON THE INDEX STOCKS

      The index sponsor calculates the level of the index by reference to the prices of the common stocks included in the index without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers.

                         YOUR RETURN ON YOUR NOTE WILL
                      DEPEND ON CHANGES IN THE INDEX LEVEL
                      AND WILL NOT BE ADJUSTED FOR CHANGES
                        IN THE YEN/DOLLAR EXCHANGE RATE

      Although the index stocks are traded in Japanese yen and your note is denominated in U.S. dollars, the amount payable on your note at maturity will not be adjusted for changes in the Japanese yen/U.S. dollar exchange rate. If the amount we pay on the stated maturity date exceeds the minimum amount payable, which is 100% of the outstanding face amount of your note, that excess amount will be based solely upon the difference between the final index level and the reference index level -- that is, solely upon the over-all change in the index level during the life of your note. Changes in exchange rates, however, may reflect changes in the Japanese economy that in turn may affect the final index level.

                     AN INVESTMENT IN THE OFFERED NOTES IS
                      SUBJECT TO RISKS ASSOCIATED WITH THE
                          JAPANESE SECURITIES MARKETS

      The index stocks that comprise the index have been issued by Japanese companies. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

     An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus, dated June 25, 2001. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks -- i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

                   YOUR NOTE DOES NOT BEAR PERIODIC INTEREST

      You will not receive any periodic interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the over-all return you earn on your note may be less than you would have earned by investing in a non-index debt security that bears interest at a prevailing market rate. Moreover, under applicable United States tax law as described under "Supplemental Discussion of Federal Income Tax Consequences" below, you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.

                   YOUR RETURN ON YOUR NOTE WILL NOT REFLECT
                     ANY DIVIDENDS PAID ON THE INDEX STOCKS

      The index sponsor calculates the level of the index by reference to the prices of the common stocks included in the index without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers.

                         YOUR RETURN ON YOUR NOTE WILL
                      DEPEND ON CHANGES IN THE INDEX LEVEL
                      AND WILL NOT BE ADJUSTED FOR CHANGES
                        IN THE YEN/DOLLAR EXCHANGE RATE

      Although the index stocks are traded in Japanese yen and your note is denominated in U.S. dollars, the amount payable on your note at maturity will not be adjusted for changes in the Japanese yen/U.S. dollar exchange rate. If the amount we pay on the stated maturity date exceeds the minimum amount payable, which is 100% of the outstanding face amount of your note, that excess amount will be based solely upon the difference between the final index level and the reference index level -- that is, solely upon the over-all change in the index level during the life of your note. Changes in exchange rates, however, may reflect changes in the Japanese economy that in turn may affect the final index level.

                     AN INVESTMENT IN THE OFFERED NOTES IS
                      SUBJECT TO RISKS ASSOCIATED WITH THE
                          JAPANESE SECURITIES MARKETS

      The index stocks that comprise the index have been issued by Japanese companies. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

      Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

                      THE MARKET VALUE OF YOUR NOTE MAY BE
                      INFLUENCED BY MANY FACTORS THAT ARE
                       UNPREDICTABLE AND INTERRELATED IN
                                  COMPLEX WAYS

      When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The market value of your note will be affected by many factors that are beyond our control and are unpredictable. Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your note may offset or enhance the effect of another factor. For example, an increase in U.S. interest rates, which could have a negative effect on the market value of your note, may offset any positive effect that an increase in the index level attributable to favorable political or economic developments in Japan could have. The following paragraphs describe the expected impact on the market value of your note given a change in a specific factor, assuming all other conditions remain constant.

The Index Level Will Affect the Market Value of Your Note

      We expect that the market value of your note at any particular time will depend substantially on the amount, if any, by which the level of the index at that time has risen above or has fallen below the reference index level. If you sell your note at a time when the index level exceeds the reference index level, you may receive substantially less than the amount that would be payable on the stated maturity date based on a final index level equal to that current level because of an expectation that the index level will continue to fluctuate until the final index level is determined. If you sell your note at a time when the level of the index is below, or not sufficiently above, the reference index level, you may receive less than the face amount of your note. Fluctuating Japanese dividend rates may affect the level of the index and, indirectly, the market value of your note. Political, economic and other developments that affect the stocks underlying the index may also affect the level of the index and, indirectly, the market value of your note.

      As indicated under "The Index -- Historical Closing Levels of the Index", the level of the index has been highly volatile at times in the past. It is impossible to predict whether the index will rise or fall.

Changes in Interest Rates are Likely to Affect the Market Value of Your Note

      Because we will pay, at a minimum, 100% of the outstanding face amount of your note on the stated maturity date, we expect that the market value of your note, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your note and a traditional debt security in different degrees. In general, if U.S. interest rates increase, we expect that the market value of your note will decrease and, conversely, if U.S. interest rates decrease, we expect that the market value of your note will increase. In general, if interest rates in Japan increase, we expect that the market value of your note will increase and, conversely, if interest rates in Japan decrease, we expect that the market value of your note will decrease.

Changes in the Volatility of the Index are Likely to Affect the Market Value of Your Note

      The volatility of the index refers to the size and frequency of the changes in the index level. In general, if the volatility of the index increases, we expect that the market value of your note will increase and, conversely, if the volatility of the index decreases, we expect that the market value of your note will decrease.

Changes in the Volatility of the Japanese Yen/ U.S. Dollar Exchange Rate, and the Correlation Between that Rate and the Index Level, Are Likely to Affect the Market Value of Your Note

      The Japanese yen/U.S. dollar rate refers to a foreign exchange spot rate that measures the relative values of two currencies, the Japanese yen and the U.S. dollar. This rate reflects the amount of Japanese yen that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the Japanese yen. The volatility of the Japanese yen/U.S. dollar rate refers to the size and frequency of changes in that rate. In general, if the volatility of the Japanese yen/U.S. dollar rate increases, we expect that the market value of your note will increase and, conversely, if the volatility of that rate decreases, we expect that the market value of your note will decrease.

      The correlation between the Japanese yen/U.S. dollar rate and the index level refers to the relationship between the percentage changes in that rate and the percentage changes in the level of the index -- the greater the correlation, the more closely the percentage changes in one resemble the percentage changes in the other. In general, if the correlation between the Japanese yen/ U.S. dollar rate and the index level increases, we expect that the market value of your note will increase and, conversely, if this correlation decreases, we expect that the market value of your note will decrease.

The Time Remaining to Maturity Is Likely to Affect the Market Value of Your Note

      Prior to the stated maturity date, the market value of your note may be higher than one would expect if that value were based solely on the level of the index and the level of interest rates. This difference would reflect a "time premium" due to expectations concerning the level of the index and interest rates during the time remaining to the stated maturity date. However, as the time remaining to the stated maturity date decreases, we expect that this time premium will decrease, lowering the market value of your note.

Changes in Our Credit Ratings May Affect the Market Value of Your Note

      Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your note. However, because your return on your note is dependent upon factors, such as the level of the index and interest rates, in addition to our ability to pay our obligation on your note, an improvement in our credit ratings will not reduce the other investment risks related to your note.

                       IF THE LEVEL OF THE INDEX CHANGES,
                       THE MARKET VALUE OF YOUR NOTE MAY
                         NOT CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity above under "-- The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways".

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      We do not plan to have your note listed on any securities exchange, the Nasdaq National Market System or any electronic communications network, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                     THE POLICIES OF THE INDEX SPONSOR AND
                   CHANGES THAT AFFECT THE INDEX OR THE INDEX
                   STOCKS COULD AFFECT THE AMOUNT PAYABLE ON
                         YOUR NOTE AND ITS MARKET VALUE

      The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note prior to that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent -- which initially will be Goldman, Sachs & Co., our affiliate -- may determine the final index level -- and thus the amount payable on the stated maturity date -- in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the final index level and the amount payable on your note more fully under "-- Specific Terms of Your Note -- Discontinuance or Modification of the Index" and "-- Role of Calculation Agent".

                    YOU HAVE NO SHAREHOLDER RIGHTS OR RIGHTS
                              TO RECEIVE ANY STOCK

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. On the stated maturity date, your note will be paid in cash, and you will have no right to receive delivery of any index stocks.

                    WE CAN POSTPONE THE STATED MATURITY DATE
                      IF A MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to make on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of the index is not available on the determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index at that time.

                       TRADING AND OTHER TRANSACTIONS BY
                   GOLDMAN SACHS IN SECURITIES LINKED TO THE
             INDEX STOCKS MAY IMPAIR THE MARKET VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing some or all of the index stocks, options or futures on the index or index stocks or other instruments linked to the index or index stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing at any time and from time to time and to unwind our hedge by selling any of the foregoing, perhaps on or before the determination date. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the same index. Any of these hedging activities may adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      In addition, Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the index or index stocks for their proprietary accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to some or all of the issuers of the index stocks and with respect to the index itself. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the market value of your note and the amount we will pay on your note at maturity.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                        WILL HAVE THE AUTHORITY TO MAKE
                      DETERMINATIONS THAT COULD AFFECT THE
                        MARKET VALUE OF YOUR NOTE, WHEN
                        YOUR NOTE MATURES AND THE AMOUNT
                            YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note. These determinations may include making adjustments to the index and determining the final index level, which we will use to calculate how much cash we must pay on the stated maturity date, and determining whether to postpone the stated maturity date because of a market disruption event. See "Specific Terms of Your Note" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above.

                   THERE IS NO AFFILIATION BETWEEN THE INDEX
                      STOCK ISSUERS AND US, AND WE ARE NOT
                         RESPONSIBLE FOR ANY DISCLOSURE
                           BY THE INDEX STOCK ISSUERS

      Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the index stock issuers. You, as an investor in your note, should make your own investigation into the index and the index stock issuers. See "The Index" below for additional information about the index.

      Neither the index sponsor nor the index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Thus, neither the index sponsor nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

              YOU WILL HAVE TO PAY TAX ON DEEMED INTEREST AMOUNTS,
                         EVEN THOUGH YOUR NOTE DOES NOT
                    BEAR PERIODIC INTEREST, AND ANY GAIN YOU
                   RECOGNIZE WHEN YOU SELL YOUR NOTE WILL BE
                            TAXED AS ORDINARY INCOME

      Because your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes, if you are a United States holder, you will be required to accrue interest on your note even though your note does not bear periodic interest. We will calculate a comparable yield and projected payment schedule, which you will be required to use in determining the amount of interest to be included in income each year unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule. This comparable yield and projected payment schedule will not be provided to you for any other purpose than the determination of your interest accruals with respect to your note.

      If the amount actually paid at maturity is less than the assumed amount payable at maturity, you will have recognized taxable income in periods prior to maturity that exceeds your economic income from holding the note during those periods (with an offsetting ordinary loss when your note matures to the extent of the interest previously accrued and capital loss for any loss thereafter). Moreover, if you otherwise sell or dispose of your note prior to maturity, you will be required to treat any gain recognized upon the disposition of your note as ordinary income instead of capital gain. See "Supplemental Discussion of Federal Income Tax Consequences" for a more detailed description of the United States federal income tax consequences of purchasing, owning and disposing of your note.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                          SPECIFIC TERMS OF YOUR NOTE

     Please note that in this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance". Also, references to the "accompanying prospectus" mean the accompanying Prospectus, dated June 25, 2001, as supplemented by the accompanying Prospectus Supplement dated June 25, 2001 of The Goldman Sachs Group, Inc.

      We refer to the notes offered in this prospectus supplement, including your note, as the offered notes. The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. The offered notes are also "indexed debt securities", as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those described on the front cover page, the following terms will apply to your note:

SPECIFIED CURRENCY:

- U.S. dollars

FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

DENOMINATIONS: each note registered in the name of a holder must have a face amount of $1,000 or a multiple of $1,000 in excess of $1,000

DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                     INDEX, INDEX SPONSOR AND INDEX STOCKS

      In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover, or any successor index, as it may be modified, replaced or adjusted from time to time as described under "-- Discontinuance or Modification of the

Index" below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the holder of your note, cash in an amount equal to the greater of:

- the outstanding face amount of your note on the stated maturity date multiplied by a fraction, the numerator of which is the final index level and the denominator of which is the reference index level and

- 100% of the outstanding face amount of your note on the stated maturity date.

      Thus, on the stated maturity date, we will not pay more than the outstanding face amount of your note unless the final index level is above the reference index level.

      The calculation agent will determine the final index level, which will be the closing level of the index on the determination date described below as calculated and published by the index sponsor. However, the calculation agent will have discretion to adjust the final index level or to determine it in a different manner as described under "-- Discontinuance or Modification of the Index" below.

STATED MATURITY DATE

      The stated maturity date will be      , 2006 unless that day is not a
business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after
     , 2006 or, if      , 2006 is not a business day, later than the sixth
business day after      , 2006. The calculation agent may postpone the
determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under "-- Special Calculation Provisions" below.

DETERMINATION DATE

      The determination date will be the fifth business day prior to      , 2006
unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing.
In no event, however, will the determination date be later than      , 2006 or,
if      , 2006 is not a business day, later than the first business day after
     , 2006.

                  DISCONTINUANCE OR MODIFICATION OF THE INDEX

      If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

      If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date by reference to a group of stocks and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

      If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date is equitable.

      All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

      All determinations and adjustments to be made by the index sponsor or the calculation agent with respect to the index may be made by the index sponsor, in its sole discretion.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount under "-- Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Notes We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Indentures and Waiver of Covenants".

                               MANNER OF PAYMENT

      Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, the final index level, the default amount and the amount payable in respect of your note on the stated maturity date. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman, Sachs & Co., our affiliate, is the calculation agent as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the Tokyo Stock Exchange and the Osaka Stock Exchange are open for trading and on which the index sponsor is open for business and the index is calculated and published by the index sponsor.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

      The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

QUALIFIED FINANCIAL INSTITUTIONS

      For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to the offered notes that we or our affiliates may effect as described under "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from a previously announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

      For this purpose, an "absence of trading" in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

      As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      In the table below, we provide a range of hypothetical final index levels for the index. Based on these hypothetical final index levels, a five-year maturity of the offered notes, an assumed reference index level and the other assumptions set forth in the box below, we illustrate a range of (i) hypothetical amounts that will be payable on the stated maturity date per each $1,000 of outstanding face amount of your note, (ii) hypothetical total rates of return on your note to the stated maturity date and (iii) hypothetical pretax annualized rates of return on your note. Based on the same hypothetical final index levels, we also compare the hypothetical pretax annualized rates of return on your note referred to above to hypothetical pretax annualized rates of return on owning the index stocks (having the same relative weighting as they do in the index) during the five-year period from the trade date to the stated maturity date. In the paragraphs following the table, we explain how we have calculated these amounts.

      The information in the table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" above.


 -----------------------------------------
                ASSUMPTIONS
  Face amount                       $1,000
  Reference index level          11,735.06
  Annual index dividend amount
    (Japanese yen)                   89.19
  No change in or affecting any
    of the index stocks or the
    method by which the index
    sponsor calculates the
    index level
  No change in the relative
    weighting of any index
    stock
  No change in the Japanese
    yen/U.S. dollar exchange
    rate between the trade date
    and the stated maturity
    date
  No market disruption event
    occurs
 -----------------------------------------

      We have assumed that the reference index level will be the level shown in the box above. However, the actual reference level will not be determined until the trade date and is likely to differ from the assumed reference index level. The actual reference index level also may differ from the closing level of the index on the trade date.

      We have also assumed that the closing level of the index on the determination date will be the same as it is on the stated maturity date. If the closing level of the index were to change during that period, the information about the hypothetical pretax total and annualized rates of return on the offered notes set forth in the table below would not be accurate.

      The index level has been volatile in the past and cannot be predicted for future periods. For information about the level of the index during recent periods, see "The Index -- Historical Information" below.

      In order to calculate the hypothetical returns on the index stocks shown in the table below, we have assumed that the aggregate amount of dividends paid on the index stocks, taken together after giving effect to their relative weightings in the index, in each of the five years prior to the stated maturity date will equal the annual index dividend amount shown in the box above. We have assumed that the annual index dividend amount will not change during the five-year period, regardless of any changes in the index. (Thus, when expressed as a dividend yield based on the index level, the assumed annual dividend amount would result in a declining dividend yield as the index level rises and a rising dividend yield as the index level falls.) We do not know, however, whether or to what extent the issuers of the index stocks will pay dividends in the future. These are matters that will be determined by the issuers of the index stocks and not by us. Consequently, the amount of dividends actually paid on the index stocks by their issuers, and, therefore, the rate of return on the index stocks, during the five-year period may differ substantially from the information reflected in the table below.

      The table below assumes that there is no change in or affecting any of the index stocks or the method by which the index sponsor calculates the index level, that there is no change in the relative weighting of any index stock and that no market disruption event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stocks.

      The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical final index levels at the end of the indicated period could have on the rate of return on your note and the over-all rates of return on the index stocks, assuming all other variables remained constant.

     1                2                    3                 4                5                 6
------------  ------------------   -----------------   --------------   --------------   ---------------
                                     HYPOTHETICAL
              HYPOTHETICAL FINAL   AMOUNT PAYABLE ON                     HYPOTHETICAL     HYPOTHETICAL
               INDEX LEVEL AS %     STATED MATURITY     HYPOTHETICAL        PRETAX           PRETAX
HYPOTHETICAL      OF ASSUMED        DATE PER $1,000     PRETAX TOTAL      ANNUALIZED     ANNUALIZED RATE
FINAL INDEX    REFERENCE INDEX     OUTSTANDING FACE    RATE OF RETURN   RATE OF RETURN    OF RETURN ON
   LEVEL            LEVEL           AMOUNT OF NOTE        ON NOTE          ON NOTE        INDEX STOCKS
------------  ------------------   -----------------   --------------   --------------   ---------------
  8,214.54            70%               $1,000                0%             0.00%            -5.98%
  9,388.05            80%               $1,000                0%             0.00%            -3.50%
 10,561.55            90%               $1,000                0%             0.00%            -1.28%
 11,735.06           100%               $1,000                0%             0.00%             0.75%
 12,908.57           110%               $1,100               10%             1.92%             2.60%
 14,082.07           120%               $1,200               20%             3.68%             4.32%
 15,255.58           130%               $1,300               30%             5.32%             5.91%
 16,429.08           140%               $1,400               40%             6.84%             7.40%
 17,602.59           150%               $1,500               50%             8.28%             8.80%
 18,776.10           160%               $1,600               60%             9.62%            10.12%
 19,949.60           170%               $1,700               70%            10.90%            11.37%
 21,123.11           180%               $1,800               80%            12.11%            12.55%
 22,296.61           190%               $1,900               90%            13.26%            13.68%
 23,470.12           200%               $2,000              100%            14.35%            14.76%

                            ------------------------

The hypothetical pretax total rate of return on note to stated maturity date (fourth column) represents (i) the hypothetical amount payable on stated maturity date per $1,000 of outstanding face amount of note (third column) minus
(ii) $1,000, with the difference expressed as a percentage of $1,000.

      The hypothetical pretax annualized rate of return on note (fifth column) represents the hypothetical pretax total rate of return on note (fourth column) expressed on an annualized basis for the period from the trade date to the stated maturity date and is calculated on a semi-annual, bond-equivalent basis.

      The hypothetical pretax annualized rate of return on index stocks (sixth column) represents the hypothetical pretax total rate of return on the index stocks during the period from the trade date to the stated maturity date, expressed on an annualized basis for this period and calculated on a semi-annual, bond-equivalent basis. For this purpose, the hypothetical pretax total rate of return on the index stocks is assumed to equal the sum of (i) the difference between the hypothetical final index level and the reference index level expressed as a percentage of the reference index level (i.e., the percentage in column two minus 100%) plus (ii) 3.80% (the assumed annual index dividend amount multiplied by five and expressed as a percentage of the assumed reference index level).

         We cannot predict the actual final index level or the market value of your note, nor can we predict the relationship between the index level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the total and pretax rates of return on the offered notes will depend entirely on the reference index level and the actual final index level determined by the calculation agent as described above. In particular, the final index level could be lower or higher than the levels reflected in the table. Moreover, the assumptions we have made in connection with the illustration set forth above may not reflect actual events. Consequently, the total return that an investor in a note would actually achieve, as well as how that return would compare to the total return that an investor in the index stocks would actually achieve, may be very different from the information reflected in the table above.

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates also expect to use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index stocks, and perhaps involving purchases of some or all of the index stocks, prior to and/or on the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the index or the index stocks. Consequently, with regard to your note, from time to time, we and/or our affiliates:

- expect to acquire and dispose of securities that track the performance of the index and perhaps securities of the index stock issuers themselves,

- may take or dispose of positions in listed or over-the-counter options or other instruments linked to the index or some or all of the index stocks,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the Tokyo Stock Exchange or other components of the Japanese equity markets and/or

- may take short positions in the index stocks or other securities of the kind described above -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

      We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

      In the future, we and/or our affiliates expect to close out a hedge position relating to your note and perhaps hedge positions relating to other notes with returns linked to the index or the index stocks. Those steps, which could occur on or before the determination date for your note, are likely to involve sales of listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index stocks, and perhaps sales of some or all of the index stocks themselves. Those steps may also involve purchases of some of the securities described above as well as sales and/or purchases of other listed or over-the-counter instruments based on some or all of the index stocks, the index or indices designed to track the performance of the Tokyo Stock Exchange or other components of the Japanese equity markets.

         The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See "Additional Risk Factors Specific to Your
   Note -- Trading and Other Transactions by Goldman Sachs in Securities Linked to the Index Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

                                   THE INDEX

      We have derived all information regarding the index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Nihon Keizai Shimbun, Inc., which is the index sponsor and is commonly referred to as NKS. NKS owns the copyright to the index, and all rights to the index are owned by NKS. NKS has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of NKS discontinuing the index are described in the section entitled "Specific Terms of Your Note -- Discontinuance or Modification of the Index" above.

      The index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange, which is referred to in this prospectus supplement as the TSE, and represents a broad cross-section of Japanese industry. All 225 index stocks are stocks listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section or Second Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the index are traded on the Singapore International Monetary Exchange, Ltd., the Osaka Securities Exchange and the Chicago Mercantile Exchange.

      The index is a modified, price-weighted index. Each stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer. NKS calculates the index by multiplying the per-share price of each index stock by the corresponding weighting factor for that index stock, calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set in 1949 at 225, was 21.439 as of August 10, 2001 and is subject to periodic adjustments as described below. The weighting factor for each index stock is computed by dividing 50 Japanese yen by the par value of the relevant index stock, so that the share price of each index stock when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related index stock that are included in one trading unit of the index. The stock prices used in the calculation of the index are those reported by a primary market for the index stocks, which is currently the TSE. The level of the index is calculated once per minute during TSE trading hours.

      In order to maintain continuity in the level of the index in the event of certain changes due to non-market factors affecting the index stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any index stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the index immediately after the change, will equal the level of the index immediately prior to the change.

      Index stocks may be deleted or added by NKS. However, to maintain continuity in the index, the policy of NKS is generally not to alter the composition of the index stocks except when an index stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the index stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason; transfer of the stock to the "Kanri-Post" (Posts for stocks under supervision); or transfer of the stock to the Second Section of the TSE. In addition, index stocks with relatively low liquidity, based on trading volume and price fluctuation over the past ten years, may be deleted by NKS subject to a maximum of six such deletions by reason of low liquidity per year. Upon deletion of a stock from the index stocks, NKS will select, in accordance with certain criteria established by it, a replacement for the deleted index stock. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the index stocks. As a result, an existing index stock with low trading volume and not representative of a market will be deleted.

      A list of the issuers of the stocks that comprise the index is available from the NKS Economic Electronic Databank System and from the Stock Market Indices Data Book published by NKS. NKS may delete, add or substitute any stock underlying the index.

                            THE TOKYO STOCK EXCHANGE

      The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

      Due to time zone differences, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the index on any particular business day will generally be available in the United States by the opening of business on that business day.

      The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the index, and these limitations may, in turn, adversely affect the value of your note.

                     HISTORICAL CLOSING LEVELS OF THE INDEX

      NKS first calculated and published the index in 1970. The first table below sets forth the closing levels of the index on the last business day of each year from 1980 through 1997. The second table below sets forth the high, the low and the last closing levels of the index for each of the four calendar quarters in 1998, 1999 and 2000, and for the first three calendar quarters in 2001 through August 10, 2001, all as published by NKS. We obtained the closing levels listed in the two tables below from Bloomberg Financial Services, without independent verification.

      Since its inception, the level of the index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of future performance. We cannot give you any assurance that the future performance of the index or the index stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date.

                      YEAR-END CLOSING LEVELS OF THE INDEX

                                  CLOSING                                        CLOSING
            YEAR                   LEVEL                   YEAR                   LEVEL
            ----                  -------                  ----                  -------
1980.........................      7,116       1989.........................     38,916
1981.........................      7,682       1990.........................     23,849
1982.........................      8,017       1991.........................     22,984
1983.........................      9,894       1992.........................     16,925
1984.........................     11,543       1993.........................     17,417
1985.........................     13,113       1994.........................     19,723
1986.........................     18,701       1995.........................     19,868
1987.........................     21,564       1996.........................     19,361
1988.........................     30,159       1997.........................     15,259

               QUARTERLY HIGH, LOW OR CLOSING LEVELS OF THE INDEX

                                                           HIGH          LOW         CLOSE
                                                           ----          ---         -----
1998
  Quarter ended March 31...............................  17,264.34    14,664.44    16,527.17
  Quarter ended June 30................................  16,536.66    14,715.38    15,830.27
  Quarter ended September 30...........................  16,731.92    13,406.39    13,406.39
  Quarter ended December 31............................  15,207.77    12,879.97    13,842.18
1999
  Quarter ended March 31...............................  16,378.78    13,232.74    15,836.59
  Quarter ended June 30................................  17,782.79    15,972.68    17,529.74
  Quarter ended September 30...........................  18,532.58    16,821.06    17,605.46
  Quarter ended December 31............................  18,934.34    17,254.17    18,934.34
2000
  Quarter ended March 31...............................  20,706.65    18,167.27    20,337.32
  Quarter ended June 30................................  20,833.21    16,008.14    17,411.05
  Quarter ended September 30...........................  17,614.66    15,626.96    15,747.26
  Quarter ended December 31............................  16,149.08    13,423.21    13,785.69
2001
  Quarter ended March 31...............................  14,032.42    11,819.70    12,999.70
  Quarter ended June 30................................  14,529.41    12,574.26    12,969.05
  Quarter ending September 30 (through August 10,
     2001).............................................  12,817.41    11,579.27    11,735.06
  Closing level of the index on August 10, 2001........                            11,735.06

                               LICENSE AGREEMENT

      We expect to enter into a non-exclusive license agreement with NKS, whereby we and our affiliates, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the offered notes. We are not affiliated with NKS; the only relationship between NKS and Goldman Sachs is the licensing of the use of the index and trademarks relating to the index.

      NKS is under no obligation to continue the calculation and dissemination of the index.

The offered notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this prospectus supplement that NKS makes any representation or warranty, implied or express, to The Goldman Sachs Group, Inc., any holder of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes in particular or the ability of the index to track general stock market performance.

      NKS determines, composes and calculates the index without regard to your note. NKS has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the index. NKS is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. NKS has no obligation or liability in connection with the administration, marketing or trading of your note.

      Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any reference index level or final index level or any amount payable upon maturity of the offered notes.

      THE INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OF THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX. THE INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

      The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc.

      This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax-exempt organization;

- a person that owns a note as a hedge or that is hedged against interest rate risks;

- a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

      This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

         Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.

      Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amounts in income you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your note prior to your receipt of cash attributable to such income.

      You may obtain the comparable yield and projected payment schedule from us by contacting the Goldman Sachs Corporate Treasury Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your note, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

         The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.

      If you purchase your note for an amount that differs from the note's adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note.

      If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

      Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

      You will recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note in the secondary market.

      Any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      Please see the discussion under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting -- United States Holders" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "Plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts or under another available exemption. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder by reason of such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

NOTICE TO INVESTORS IN SINGAPORE

      Notes may not be offered or sold, nor may any document or other material in connection with the notes be issued, circulated or distributed, either directly or indirectly, to persons in Singapore other than (i) under circumstances in which the offer or sale does not constitute an offer or sale of the notes to the public in Singapore or (ii) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent.

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     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY
INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IT DESCRIBES, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.
                           -------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                            PAGE
                                            ----
Additional Risk Factors Specific to Your
  Note....................................   S-2
Specific Terms of Your Note...............   S-8
Hypothetical Returns on Your Note.........  S-13
Use of Proceeds and Hedging...............  S-16
The Index.................................  S-17
Supplemental Discussion of Federal Income
  Tax Consequences........................  S-21
Employee Retirement Income Security Act...  S-23
Supplemental Plan of Distribution.........  S-24

   PROSPECTUS SUPPLEMENT DATED JUNE 25, 2001
Use of Proceeds...........................   S-2
Description of Notes We May Offer.........   S-3
United States Taxation....................  S-20
Employee Retirement Income Security Act...  S-20
Supplement Plan of Distribution...........  S-20
Validity of the Notes.....................  S-21

                   PROSPECTUS
Available Information.....................     2
Prospectus Summary........................     4
Ratio of Earnings to Fixed Charges........     7
Description of Debt Securities We May
  Offer...................................     8
Description of Warrants We May Offer......    31
Description of Purchase Contracts We May
  Offer...................................    49
Description of Units We May Offer.........    54
Description of Preferred Stock We May
  Offer...................................    60
Description of Capital Stock..............    67
Legal Ownership and Book-Entry Issuance...    73
Considerations Relating to Securities
  Issued In Bearer Form...................    79
Considerations Relating to Indexed
  Securities..............................    83
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency................    86
United States Taxation....................    89
Plan of Distribution......................   109
Employee Retirement Income Security Act...   111
Validity of the Securities................   112
Experts...................................   112
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform Act
  of 1995.................................   113

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                              $

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                          Index-Linked Notes due 2006
                           (Linked to the Nikkei 225)
                           -------------------------

                              [GOLDMAN SACHS LOGO]
                           -------------------------
                              GOLDMAN, SACHS & CO.
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